SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                         (AMENDMENT NO. _____________)*


                               EMCORE CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)



                      Common Stock, no par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    290846104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  May 26, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  |_| Rule 13d-1(b)

                  |X| Rule 13d-1(c)

                  |_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Exchange Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 13 Pages

#560165 v4

--------------------------------------------                                              ---------------------------------------
            CUSIP NO. 290846104                                  13G                                  PAGE 2 OF 13 PAGES
--------------------------------------------                                              ---------------------------------------

-------------- ------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               GE Capital Equity Investments, Inc., a Delaware corporation
               06-1268495
-------------- ------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [ ]
                                                                                                            (b) [X]
-------------- ------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- ------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware, USA
---------------------------- ----------- ----------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                            0
         NUMBER OF
          SHARES
       BENEFICIALLY
         OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
---------------------------- ----------- ----------------------------------------------------------------------------------------
                                 6       SHARED VOTING POWER

                                            340,984
---------------------------- ----------- ----------------------------------------------------------------------------------------
                                 7       SOLE DISPOSITIVE POWER

                                            0
---------------------------- ----------- ----------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            340,984
---------------------------- ----------- ----------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               340,984
                  Beneficial ownership of all shares owned by General Electric
                  Company is disclaimed by GE Capital Equity Investments, Inc.
-------------- ------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]

-------------- ------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  3.47%
-------------- ------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  CO
-------------- ------------------------------------------------------------------------------------------------------------------



                               Page 2 of 13 Pages

--------------------------------------------                                              ---------------------------------------
            CUSIP NO. 290846104                                  13G                                  PAGE 3 OF 13 PAGES
--------------------------------------------                                              ---------------------------------------

-------------- ------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               General Electric Capital Corporation, a New York corporation
               13-1500700
-------------- ------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [ ]
                                                                                                            (b) [X]
-------------- ------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- ------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION
                  New York, USA
---------------------------- ----------- ----------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                            0
         NUMBER OF
          SHARES
       BENEFICIALLY
         OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
---------------------------- ----------- ----------------------------------------------------------------------------------------
                                 6       SHARED VOTING POWER

                                            340,984
---------------------------- ----------- ----------------------------------------------------------------------------------------
                                 7       SOLE DISPOSITIVE POWER

                                            0
---------------------------- ----------- ----------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            340,984
---------------------------- ----------- ----------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               340,984
               Beneficial ownership of all shares owned by General Electric
               Company is disclaimed by General Electric Capital Corporation.
-------------- ------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]

-------------- ------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  3.47%
-------------- ------------------------------------------------------------------------------------------------------------------

     12        TYPE OF REPORTING PERSON

                  CO
-------------- ------------------------------------------------------------------------------------------------------------------


                               Page 3 of 13 Pages

--------------------------------------------                                              ---------------------------------------
            CUSIP NO. 290846104                                  13G                                  PAGE 4 OF 13 PAGES
--------------------------------------------                                              ---------------------------------------

-------------- ------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  General Electric Capital Services, Inc., a Delaware corporation
                  06-1109503
-------------- ------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [ ]
                                                                                                            (b) [X]
-------------- ------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- ------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware, USA
---------------------------- ----------- ----------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                            Disclaimed (see 9 below)
         NUMBER OF
          SHARES
       BENEFICIALLY
         OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
---------------------------- ----------- ----------------------------------------------------------------------------------------
                                 6       SHARED VOTING POWER

                                            Disclaimed (see 9 below)
---------------------------- ----------- ----------------------------------------------------------------------------------------
                                 7       SOLE DISPOSITIVE POWER

                                            Disclaimed (see 9 below)
---------------------------- ----------- ----------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            Disclaimed (see 9 below)
-------------- ------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  Beneficial ownership of all shares disclaimed by General
                  Electric Capital Services, Inc.
-------------- ------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]

-------------- ------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  Not applicable (see 9 above)
-------------- ------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  CO
-------------- ------------------------------------------------------------------------------------------------------------------



                               Page 4 of 13 Pages

--------------------------------------------                                              ---------------------------------------
            CUSIP NO. 290846104                                  13G                                  PAGE 5 OF 13 PAGES
--------------------------------------------                                              ---------------------------------------

-------------- ------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  General Electric Company, a New York corporation
                  14-0689340
-------------- ------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [ ]
                                                                                                            (b) [X]
-------------- ------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- ------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  New York, USA
---------------------------- ----------- ----------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                            282,010
         NUMBER OF
          SHARES
       BENEFICIALLY
         OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
---------------------------- ----------- ----------------------------------------------------------------------------------------
                                 6       SHARED VOTING POWER

                                            Disclaimed (see 9 below)
---------------------------- ----------- ----------------------------------------------------------------------------------------
                                 7       SOLE DISPOSITIVE POWER

                                            282,010
---------------------------- ----------- ----------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            Disclaimed (see 9 below)
-------------- ------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  282,010
                  Beneficial ownership of all shares owned by GE Capital Equity Investments, Inc. and General Electric Capital
                  Corporation is disclaimed.
-------------- ------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                                 [ ]

-------------- ------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  2.88%
-------------- ------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  CO
-------------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 5 of 13 Pages

ITEM 1.  NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         (a) and (b) This statement relates to the Common Stock, no par value per share (the "Common Stock"), of Emcore Corporation, Inc., a New Jersey corporation (the "Issuer"), which is issuable upon (i) the exercise of the Warrant (the "Warrant") by General Electric Company ("GE") pursuant to that certain Warrant Agreement dated May 26, 1999 between GE and the Issuer or (ii) the conversion of the Subordinated Convertible Note (the "Note") by GE Capital Equity Investments, Inc. ("GECEI") issued pursuant to that certain Note Purchase Agreement dated May 26, 1999 between GECEI and the Issuer. The address of the principal executive offices of the Issuer is 394 Elizabeth Avenue, Somerset, New Jersey, 08873.

ITEM 2.  PERSON FILING:

         (a)-(c) This statement is being filed by GE, a New York Corporation, for and on behalf of itself, GE Capital Equity Investments, Inc., ("GECEI"), General Electric Capital Corporation ("GE Capital") and General Electric Capital Services, Inc. ("GECS"). The agreement among each of GECEI, GE Capital, GECS and GE that this statement be filed on behalf of each of them is attached hereto as Exhibit A. GECS is a wholly-owned subsidiary of GE, GE Capital is a subsidiary of GECS and GECEI is a subsidiary of GE Capital. GECEI is a Delaware corporation with its principal business office located at 120 Long Ridge Road, Stamford, Connecticut 06927. GE Capital is a New York corporation with its principal business office located at 260 Long Ridge Road, Stamford, Connecticut 06927. GECS is a Delaware corporation with its principal business office located at 260 Long Ridge Road, Stamford, Connecticut 06927. GE is a New York corporation with its principal business office located at 3135 Easton Turnpike, Fairfield, Connecticut 06431.

         (d)-(e) This statement relates to the Common Stock of the Issuer, no par value per share. The CUSIP No. for such shares is 290846104. Such stock is issuable upon the exercise by GE of the Warrant and the conversion of the Note owned by GECEI.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

            (a)   [ ]   Broker or dealer registered under Section 15 of the
                        Exchange Act

            (b)   [ ]   Bank as defined in Section 3(a)(6) of the Exchange Act

            (c)   [ ]   Insurance company as defined in Section 3(a)(19) of the
                        Exchange Act

            (d)   [ ]   Investment company registered under Section 8 of the
                        Investment Company Act of 1940

            (e)   [ ]   An investment adviser in accordance with Rule
                        13d-1(b)(1)(ii)(E)

            (f)   [ ]   An employee benefit plan or endowment fund in accordance
                        with Rule 13d-1(b)(1)(ii)(F)

            (g)   [ ]   A parent holding company or control person in accordance
                        with Rule 13d-1(b)(1)(ii)(G)

            (h)   [ ]   A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act

            (i)   [ ]   A church plan that is excluded from the definition of an
                        investment company under Section 3(c)(14) of the Investment Company Act

            (j)   [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J)


     If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|



                               Page 6 of 13 Pages

ITEM 4.  OWNERSHIP.

         (a)-(c) The response of GECEI, GE Capital, GECS and GE to Items 5, 6, 7, 8, 9 and 11 of each of their respective Cover Sheets which relate to the beneficial ownership of the Common Stock of the Issuer is incorporated herein by reference. 282,010 of such shares are owned directly by GE and 340,984 are owned directly by GECEI.

         Each of GECS, GECEI Capital hereby expressly disclaims the beneficial ownership of any Common Stock of the Issuer owned by GE, and each of GECS and GE hereby expressly disclaims the beneficial ownership of any Common Stock of the Issuer directly owned by GECEI.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         N/A

ITEM 10.  CERTIFICATION.

         (a) N/A

         (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                               Page 7 of 13 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  June 3, 1999

                                 GE CAPITAL EQUITY INVESTMENTS, INC.

                                 By: /s/ Michael E. Pralle
                                     -------------------------------------
                                     Name: Michael E. Pralle
                                     Title: President










                               Page 8 of 13 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  June 3, 1999

                                 GENERAL ELECTRIC CAPITAL CORPORATION

                                 By: /s/ Michael E. Pralle
                                     -------------------------------------
                                     Name: Michael E. Pralle
                                     Title: Vice President





                               Page 9 of 13 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  June 3, 1999

                                 GENERAL ELECTRIC CAPITAL SERVICES, INC.

                                 By: /s/ Michael E. Pralle
                                     -------------------------------------
                                     Name: Michael E. Pralle
                                     Title: Attorney in Fact



* Power of attorney, dated as of April 30, 1998, by General Electric Capital Services, Inc., is hereby incorporated by reference to Schedule 13D for Telescan, Inc., filed January 14, 1999 by GE Capital Equity Investments, Inc.








                              Page 10 of 13 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  June 3, 1999


                                 GENERAL ELECTRIC COMPANY

                                 By: /s/ Michael E. Pralle
                                     -------------------------------------
                                     Name: Michael E. Pralle
                                     Title: Attorney in Fact


* Power of attorney, dated as of April 30, 1998, by General Electric Company, is hereby incorporated by reference to Schedule 13D for Telescan, Inc., filed January 14, 1999 by GE Capital Equity Investments, Inc.







                              Page 11 of 13 Pages

                                  EXHIBIT INDEX



         EXHIBIT                             DESCRIPTION
         -------                             -----------

            A Joint Filing Agreement, dated June 3, 1999, among GECEI, GE Capital, GECS and GE to file joint statement on
                        Schedule 13G.










                              Page 12 of 13 Pages